Exhibit 4.22

Lease Agreement

Lessor: Forasen Group (Party A)

Address: No. 888 Tianning Street, Lishui, Zhejiang

Business License No: XXXXXXXXXXXXX

Tel: 0578-2612888

Leasee: Zhejiang Farmmi Food Co., Ltd (Party B)

Address: 1st floor, 888 Tianning Street, Lishui City, Zhejiang Province

Business License No: XXXXXXXXXXXXX

Tel: 0578-2612874

Article 1. Property

1.1       Location: Underground, 1st floor, 888 Tianning Street, Lishui City, Zhejiang Province

1.2       Acreage: 2810.52 square meters ;

Article 2. Term and Payment

2.1       Lease term 1 years. After expiration, negotiate separately.

2.2       Monthly rent (including tax) RMB 9200, paid every six months.

 Article 3. Function

3.1       The function of leased property is processing, producing and storing edible fungi.

The function of this lease item is the sorting and storage of edible fungi, which is chartered to Party B for use. If Party B needs to change the function, it must obtain the written consent of Party A. All formalities required for the change of function shall be applied by Party B in accordance with the relevant regulations of the Government, and all expenses due to the change of function shall be borne by Party B.

3.2       Party B will manage this property.

Article 4. Fire safety

4.1       Party B should cooperate with Party A on fire prevention as required by law. Otherwise, any loss caused by fire should be borne by Party B.

4.2       Party B should equip extinguisher in the building rented.

4.3       Any temporary maintenance action related to fire (including electro welding, etc.) should be approved by fire department.

4.4       Party B should take full responsibility for fire safety. Party A has right to check fire safety facilities with written consent of Party B.

Article 5. Waivers

5.1       If any law related to leasing changes and causes Party A’s failure to perform this agreement, both parties can negotiate.

5.2       If any failure to perform this agreement is caused by force majeure, the Party suffered from such force majeure should not take responsibility.

Article 6. Termination

If this agreement terminates in advance or expires with no renewal, Party B should leave the leased property. If Party B reject to leave, Party B should pay double payments to Party A, while Party A has right to reject double payment and force Party B to leave.

Article 7. Governing Law

7.1       If any disputes caused by conducting this Agreement arises, both parties of this Agreement shall settle the disputes through friendly negotiation in the first place, or through arbitration if negotiation does not work.

7.2       This agreement is subject to law of PRC.

Article 8. Others

8.1       Any matter not mentioned in this agreement can be negotiated.

8.2        This agreement is prepared in duplicate. Each party holds one copy.

Article 9. Effectiveness

This agreement takes effect immediately after both party sign.

PARTY A Signature: Forasen Group

PARTY B Signature: Zhejiang Farmmi Food Co., Ltd

Signing date: August 1, 2020